Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

BIOSIG TECHNOLOGIES, INC.,

a Delaware corporation;

BST SUB ULC,

a British Columbia, Canada unlimited liability company;

1540875 B.C. LTD.,

a British Columbia, Canada corporation;

STREAMEX EXCHANGE CORPORATION,

a British Columbia, Canada corporation;

each shareholder of STREAMEX EXCHANGE CORPORATION;

and

1540873 B.C. LTD., as Trustee of the trust formed

pursuant to the Exchange Rights Agreement

Dated as of May 23, 2025

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Table of Contents

(Cont’d)

ii

Table of Contents

(Cont’d)

Exhibits:

Exhibit A Definitions
Exhibit B Form of Voting Agreement
Exhibit C Exchange Rights Agreement
Exhibit D Form of Support Agreement
Exhibit E Certificate of Designation
Exhibit F Form of First Amendment to Executive Employment Agreement
Exhibit G Form of Right to Place Agreement

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is made and entered into as of May 23, 2025, by and among BIOSIG TECHNOLOGIES, INC., a Delaware corporation (“Parent”), BST SUB ULC, an unlimited liability company organized under the laws of the Province of British Columbia and a wholly-owned subsidiary of Parent (“ExchangeCo”), 1540875 B.C. LTD., a company organized under the laws of the Province of British Columbia and a wholly-owned subsidiary of the Parent (“Callco”), STREAMEX EXCHANGE CORPORATION, a company organized under the laws of the Province of British Columbia (the “Company”), each shareholder of the Company (each a “Shareholder” and, collectively, the “Shareholders”), and 1540873 B.C. LTD., as trustee of the trust formed pursuant to the Exchange Rights Agreement (as defined below) (the “Trustee”) (and together, with all parties, the “Parties”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Shareholders collectively own all of the issued and outstanding shares of the Company (the “Purchased Shares”).

B. Parent, through ExchangeCo, desires to purchase from each Shareholder, and each Shareholder desires to sell to Parent, through ExchangeCo, all of the issued and outstanding shares of the Company, upon the terms and conditions set forth in this Agreement (as further defined in Exhibit A, the “Contemplated Transactions”).

C. The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Parent Common Stock Payment Shares to the former stockholders of the Company pursuant to the terms of this Agreement and the Related Agreements, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Parent vote to approve the Parent Stockholder Matters at the Parent Stockholders’ Meeting to be convened following the Closing.

D. The ExchangeCo Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of ExchangeCo and its sole stockholder and (ii) approved and declared advisable this Agreement, the Related Agreements and the Contemplated Transactions.

D. The CallCo Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of CallCo and its sole stockholder and (ii) approved and declared advisable this Agreement, the Related Agreements and the Contemplated Transactions.

D. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders and (ii) approved and declared advisable this Agreement, the Related Agreements and the Contemplated Transactions.

E. The Parties intend that (i) the Contemplated Transactions will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement will constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

F. Prior to the Closing, certain stockholders of the Parent (solely in their capacity as stockholders) will execute voting agreements in favor of the Company in substantially the form attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Parent in favor of the Parent Stockholder Matters.

E. Prior to the Closing, the Parent shall file with the Delaware Secretary of State a Certificate of Designation in substantially the form attached hereto as Exhibit E (the “Certificate of Designation”), which shall provide for the US Parent Trust Stock (as defined in the Exchange Right Agreement).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Article I

DESCRIPTION OF TRANSACTION

Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Shareholders shall sell to ExchangeCo, and ExchangeCo shall purchase from the Shareholders, free and clear of any Encumbrances, the Purchased Shares.

Section 1.2 Closing. The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the first Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII, Article VIII and Article IX, or such other time, date and place as Parent, ExchangeCo, Callco, Company and the Shareholders’ Representative on behalf of the Shareholders may mutually agree in writing (the “Closing Date”). The Closing shall be deemed effective as of 12:01 am Eastern Time on the Closing Date (the “Effective Time”).

Section 1.3 Payment of Purchase Price. In consideration for the purchase of the Purchased Shares from the Shareholders, ExchangeCo shall issue such number of Exchangeable Shares in its capital stock having the rights, privileges, restrictions and conditions set forth in the Exchange Rights Agreement (the “Exchangeable Shares”) to each Shareholder at a ratio of 2.05 Exchangeable Shares for each Purchased Share, which total in the aggregate 109,070,079 Exchangeable Shares. The final amounts of Exchangeable Shares, consistent with the foregoing, shall be set forth on the Allocation Certificate and mutually agreed to by Parent, ExchangeCo, Callco, Company and the Shareholders’ Representative on behalf of the Shareholders.

Section 1.4 Tax Election. Each Shareholder shall be entitled to make an income tax election pursuant to subsection 85(1) of the Income Tax Act (Canada) (and any analogous provision of applicable provincial income tax law) with respect to the transfer of the Purchased Shares in exchange for the Exchangeable Shares at an elected amount determined by the Shareholder (subject to the limits in subsection 85(1) of the Income Tax Act (Canada)) by providing two duly completed and signed copies of the necessary and prescribed election forms to ExchangeCo, within 90 days following the Closing Date. ExchangeCo shall, within 30 days after receiving the completed election forms from the Shareholder, and subject to such election forms complying with the provisions of the Income Tax Act (Canada) (or applicable provincial income tax law), sign and return them to the Shareholder for filing with the Canada Revenue Agency (or the applicable provincial tax authority). After Closing, ExchangeCo shall use commercially reasonable efforts to provide promptly to the Shareholder such information as shall be reasonably requested in connection with the Shareholder’s preparation of the election forms. However, neither ExchangeCo nor its directors, officers, agents, advisors, or representatives shall be responsible for the proper completion of any election form and, except for the obligation of ExchangeCo to sign and return duly completed election forms which are received within 90 days following the Closing Date, neither ExchangeCo nor its directors, officers, agents, advisors, or representatives shall be responsible for any taxes, interest, or penalties resulting from the failure of the Shareholder to properly complete or file such election forms in the form and manner and within the time prescribed by the Income Tax Act (Canada) (or any applicable provincial income tax law).

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Section 1.5 Exchange Rights Agreement. Parent, ExchangeCo, CallCo, and Trustee, as trustee of the Trust, shall enter into the Exchange Rights Agreement in connection with this Agreement effective as of the Effective Time, in substantially the form attached to this Agreement as Exhibit C.

Section 1.6 Support Agreement. Parent, CallCo and ExchangeCo shall enter into the Support Agreement in connection with this Agreement effective as of the Effective Time, in substantially the form attached to this Agreement as Exhibit D.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.13(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent, ExchangeCo and CallCo as follows:

Section 2.1 Organization and Qualification; Charter Documents.

(a) The Company has no Subsidiaries. The Company does not own any capital stock of, or any equity interest of any nature in, any other Entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company is not, or has otherwise been a party to, member of, or participant in, any partnership, joint venture or similar Entity.

(b) The Company is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) The Company (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Company has made available to Parent accurate and complete copies of: (1) the articles of incorporation, bylaws and other charter and organizational documents of the Company, including all amendments thereto; (2) the stock records of each Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Company, the board of directors of each Company and all committees of the board of directors of each Company.

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Section 2.2 Capital Structure.

(a) The authorized capital stock of Company consists of shares of Company Common Stock, without par value, which shares are issued and outstanding as set forth in Section 2.2(a) of the Company Disclosure Schedules. All outstanding shares of Company Common Stock (collectively the “Company Capital Stock”) are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Laws. No shares of Company Capital Stock are held in Company’s treasury as of the date of this Agreement.

(b) As of the date of this Agreement, Company has no Company RSU’s, options or warrants outstanding. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Section 2.2(b) of the Company Disclosure Schedule lists each director and officer of the Company who is a holder of Company Capital Stock and the number and type of shares of such stock held by such holder.

(c) (i) None of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock are subject to any right of first refusal in favor of Company or any other Person for which a waiver of such right of first refusal has not been obtained; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the Company Stockholders have a right to vote; and (iv) there is no Contract to which the Company are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock. None of the Company are under any obligation, or are bound by any Contract pursuant to which they may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities.

Section 2.3 Authority; Non-Contravention; Approvals:

(a) Company has the requisite corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Company in connection with the Contemplated Transactions (the “Company Documents”) and to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Company and the Company Documents, the performance by Company of its obligations hereunder and the consummation by Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Company. There is no vote/consent of the holders of any class or series of capital stock of Company necessary to adopt this Agreement and approve the Contemplated Transactions. This Agreement has been, and the Company Documents will be at or prior to the Closing, duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent, ExchangeCo and CallCo, this Agreement constitutes, and the Company Documents when so executed and delivered will constitute, the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity;

(b) The board of directors of Company (the “Company Board”), by resolutions duly adopted by vote at a meeting of directors of Company duly called and held, or by unanimous written Consent of the Company Board, and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement, the Company Documents and determined that this Agreement, the Company Documents and the Contemplated Transactions, are fair to, and in the best interests of the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders execute this Agreement;

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(c) Subject to compliance with the requirements set forth in Section 2.3(d) below, the execution and delivery of this Agreement or the Company Documents by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of incorporation or bylaws of Company or the equivalent organizational documents of any of its Subsidiaries, (ii) conflict with or violate any Laws applicable to any Company or by which any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Contemplated Transactions, (iii) require an Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Company Contract (as defined below), except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Contemplated Transactions or (iv) result in the creation of any Encumbrance (other than Permitted Liens) on any of the properties or assets of any Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Contemplated Transactions; or

(d) No material Consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement, the Company Documents or the consummation of the Contemplated Transactions, except for (i) the filing of Proxy Statement/Prospectus with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) such Consents, Orders, registrations, declarations and filings as may be required under applicable federal and state United States securities laws and (iii) such Consents, Orders, registrations, declarations, filings or approvals as may be required under applicable Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement.

Section 2.4 Exemption from Take-Over Bid Requirements.

(a) The Contemplated Transactions will constitute a “take-over bid” of the Company (as such term is defined under National Instrument 62-104 – Take-Over Bids and Issuer Bids) and will qualify for an exemption from the formal takeover bid requirements contained in Section 4.3 of National Instrument 62-104 – Take-Over Bids and Issuer Bids. The Company Board has taken all action necessary to render inapplicable to this Agreement and the Contemplated Transactions any restrictions on business combinations under Delaware Law.

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Section 2.5 Financial Statements.

(a) The unaudited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of March 31, 2025 (the “Company Financials”) fairly presented the consolidated financial position of Company at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iii) are consistent with, and have been prepared from, the books and records of Company. The balance sheet of Company as of March 31, 2025 is hereinafter referred to as the “Company Balance Sheet.” Notwithstanding the foregoing, unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.

(b) Each of Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company and each of its Subsidiaries maintain internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since January 1, 2023 (the “Company Lookback Date”), there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the Company Board or any committee thereof. Since the Company Lookback Date, neither Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(d) Except as disclosed in the Company Financials, neither Company nor any of its Subsidiaries have any liabilities, Indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements under GAAP) (each, a “Liability”), except Liabilities: (i) identified in the Company Financials, (ii) incurred in connection with the Contemplated Transactions, (iii) described on Section 2.5(d) of the Company Disclosure Schedule, (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, (v) set forth in any Company Contract or (vi) that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.6 Absence Of Certain Changes Or Events. Since the date of the Company Balance Sheet, through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement and the Company Documents, the Company has conducted its business only in the ordinary course of business consistent with past practice, and:

(a) there has not been any event that has had a Company Material Adverse Effect;

(b) there has not been any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, applicable law, or as disclosed in the Company Financials;

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(c) there has not been any revaluation of Company’s material assets; and

(d) the Company has not incurred any Indebtedness (other than in the ordinary course).

Section 2.7 Taxes.

(a) Each income and other Tax Return that the Company was required to file under applicable Laws: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all respects. All Taxes due and payable by the Company have been timely paid, except to the extent such amounts are being contested in good faith by the Company and are properly reserved for on the books or records of the Company. No extension of time with respect to any date on which a Tax Return was required to be filed by the Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to the Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by the Company for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of the Company other than liens for Taxes not yet due and payable, Taxes contested in good faith and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company which has not been fully paid or adequately reserved or reflected in the Company Financials.

(b) There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to the Company that are, or if issued would be, binding on the Company.

(c) The Company is not a party to any Contract with any third party relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). The Company does not have any Liability for the Taxes of any third party as a transferee or successor or otherwise by operation of Laws.

Section 2.8 Compliance with Laws.

(a) Company and its Subsidiaries are not and have not been at any time in violation of (i) any Law, Order, judgment or decree applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries are bound or affected, or (ii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations. No investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against any Company or any product of Company, nor has any Governmental Body indicated to an Company or its parent in writing an intention to conduct the same.

(b) Company and its Subsidiaries hold all material permits, licenses, registrations, authorizations, variances, exemptions, Orders and approvals from Governmental Bodies which are necessary to the operation of the business of Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”). Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. Company has made available to Parent all Company Permits.

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(c) Each of the Company (i) is, and since the Company Lookback Date, has been, in compliance in all material respects with (A) all written policies of Company and each of its Subsidiaries pertaining to the logical and physical security of electronic data stored or used by the Company (the “Company Privacy Policy”), (B) all applicable laws pertaining to privacy, data protection, user data or Company Personal Information; (C) the requirements of any industry standard or self-regulatory organization by which Company or any of its Subsidiaries is bound; and (D) contractual commitments by which Company or any of its Subsidiaries is bound and (ii) has implemented and maintained commercially reasonable and appropriate administrative, technical, organizational and physical safeguards to protect such Company Personal Information against unauthorized access and use. There has been no loss, damage or unauthorized access, disclosure, use or breach of security of Company Personal Information maintained by or on behalf of Company or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. No Person (including any Governmental Body) has made any written claim or commenced any action with respect to unauthorized access, disclosure or use of Company Personal Information maintained by or on behalf of any of Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. None of (1) the execution, delivery, or performance of this Agreement or (2) the consummation of any of the transactions contemplated by this Agreement, will violate any Company Privacy Policy or any law pertaining to privacy, data protection user data or Company Personal Information. “Company Personal Information” means all data or information controlled, owned, stored, used or processed by Company or any of its Subsidiaries regarding or capable of being associated with an individual person or device, including, but not limited to, (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device or household, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics or mode of living, (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), whether or not such information is directly associated with an identifiable individual, and (d) internet protocol addresses, device identifiers or other persistent identifiers. Company Personal Information also includes any information maintained in association with the foregoing information. Company Personal Information may relate to any individual, including a current, prospective or former customer or employee, and includes information in any form, including paper, electronic and other forms.

(d) Since the Company Lookback Date, there has been no (i) material security incident, breach, or successful ransomware, denial of access attack, denial of service attack, hacking, or similar event with respect to any Company IT Asset, nor (ii) any material unauthorized, accidental, or unlawful access to, or destruction, loss, alteration disclosure, or other Processing of, Company Data (each, in the case of (i) and (ii), a “Company Security Incident”). None of the Company, nor, to the knowledge of Company, all vendors, partners or other third parties that Process Company Personal Information on behalf of, or that otherwise share Company Personal Information with, the Company (in the case of such vendors, partners, and other third parties, relating to the Company) (“Company Data Partners”), have been required to make, any disclosure or notification to any Person under any Company privacy obligation in connection with any Company Security Incident. None of the Company has received any material notification from any Governmental Body or other Person of any material Action relating to the data privacy, data security, data protection, or the Processing of Company Data, or alleging any violation of any Company privacy obligation. To the knowledge of Company, there has never been any audit, investigation or enforcement action (including any fines or other sanctions) by any Governmental Body or other Person relating to any Company Security Incident or material violation of any Company privacy obligation.

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Section 2.9 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and no Person has, to the knowledge of the Company, threatened in writing to commence any Legal Proceeding: (i) that involves any of the Company, any business of the Company or any of the assets owned, leased or used by any of the Company or any present or former officer, director or employee of the Company in such individual’s capacity as such; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions or (iii) that involves any product of the Company. No Legal Proceeding has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) or clause (ii) of the first sentence of this Section 2.9(a).

(b) There is no Order to which the Company, or the assets owned or used by any of the Company (including, without limitation, any product of the Company), is subject. To the knowledge of the Company, no officer or other key employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company

Section 2.10 Brokers’ and Finders’ Fees. Except for Beyond Alpha Ventures, LLC, Equinox Consulting and Marketing, and Collin Eardley, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any of the Company.

Section 2.11 Company Contracts.

(a) Except for Excluded Contracts or as set forth in Section 2.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by:

(i) any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) the Company and (ii) any active, retired or former employees, directors or consultants of the Company, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Laws or, in the case of consulting agreements, following the notice period required in the Contract), or without any obligation on the part of the Company to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company under applicable Laws;

(ii) any Contract with any distributor, reseller or sales representative with an annual value in excess of $50,000;

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(iii) any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of Company’s products or product candidates with an annual value in excess of $50,000;

(iv) any agreement or plan providing equity benefits to current or former employees of the Company, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(v) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

(vi) any Contract imposing, by its express terms, any material restriction on the right or ability of the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(vii) any Contract relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise, other than Contracts in which the applicable disposition or acquisition has been consummated and there are no material ongoing obligations;

(viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000;

(ix) any joint marketing or development agreement;

(x) any commercial Contract that would reasonably be expected to have a material effect on the ability of Company to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Section 2.11(a)(x) of the Company Disclosure Schedule;

(xi) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of the Company for which a waiver of such right has not been obtained; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of the Company;

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(xii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 or more in the aggregate, in each case, following the date of this Agreement, other than any arrangement or agreement expressly contemplated or provided for under this Agreement; or

(xiii) any Contract that does not allow Company or any of its Subsidiaries to terminate the Contract for convenience with not more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $50,000 in the aggregate.

(b) Company has made available to Parent an accurate and complete copy of each Contract listed or required to be listed in Section 2.11(b) of the Company Disclosure Schedule (any such Contract, a “Company Contract”). Neither Company nor any of its Subsidiaries, nor to Company’s knowledge, any other party to a Company Contract, has, since the Company Lookback Date, breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the knowledge of Company, no event has occurred, and, no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract or (ii) give any Person the right to declare a default in any material respect under any Company Contract, except for any immaterial violations, breaches or defaults. Each Company Contract is in full force and effect and is the legal, valid and binding obligation of Company and its Subsidiaries and, to the knowledge of Company, of the other parties thereto, enforceable against Company and its Subsidiaries and, to the knowledge of Company, such other parties in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

Section 2.12 Books And Records. The minute books of the Company made available to Parent or counsel for Parent are the only minute books of the Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written Consent since the time of incorporation of Company or such Subsidiaries, as the case may be. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

Section 2.13 Interested Party Transactions. Except as set forth on Section 2.13 of the Company Disclosure Schedule, no event has occurred during the past three (3) years that would be required to be reported by Company as a certain relationship or related transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act.

Section 2.14 Disclaimer of Other Representations and Warranties. Except for the representations and warranties previously set forth in this Article II (as modified by the applicable part of the Company Disclosure Schedule), Company makes no representation or warranty, express or implied, at law or in equity, with respect to any of its assets, Liabilities, or operations, and any such other representations and warranties are hereby expressly disclaimed and specifically that Company makes no representation or warranty with respect to anything provided or made available to Acquiring Companies or their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

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Article III

REPRESENTATIONS AND WARRANTIES OF PARENT, EXCHANGECO AND CALLCO

Subject to Section 11.13(h), except (a) as set forth in the corresponding sections or subsections of the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with the SEC from and after January 1, 2023 but prior to the Effective Time (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the Effective Time, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in Parent SEC Documents (x) shall not be deemed disclosed for the purposes of Section 3.1, Section 3.2, and Section 3.3 and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is readily apparent from a reading of such Parent SEC Document that it is applicable to such section of the Parent Disclosure Schedule, Parent, ExchangeCo and CallCo represent and warrant to Company as follows

Section 3.1 Organization and Qualification.

(a) Section 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Section 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 3.1(a) of the Parent Disclosure Schedule. No Acquiring Company is, or has otherwise been, a party to, member of or participant in any partnership, joint venture or similar Entity. None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Acquiring Companies is a corporation, limited liability company, or similar Entity duly organized, validly existing and, in jurisdictions that recognize the concept, in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquiring Companies (in jurisdictions that recognize the following concepts) are qualified to do business as a foreign corporation, and are in good standing, under the laws of all jurisdictions where the nature of their businesses require such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(d) The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2024 are complete and correct, and copies of such documents contain all amendments thereto as in effect on the date of this Agreement. Parent has made available accurate and complete copies of the articles of incorporation, bylaws, and other charter and organizational documents of each of its direct and indirect Subsidiaries.

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Section 3.2 Capital Structure.

(a) As set forth on Section 3.2(a) of the Parent Disclosure Schedule, the authorized capital stock of Parent consists of (i) a certain number of shares of Parent Common Stock, of which a certain number of shares are issued and outstanding, as of the close of business on the day prior to the Effective Time; and (ii) a certain number of shares of Parent preferred stock, which shall also include the US Parent Trust Stock (“Parent Preferred Stock”), of which a certain number of shares are issued and outstanding, as of the close of business on the day prior to the Effective Time, and a certain number of shares of common stock are held in Parent’s treasury, including the US Parent Trust Stock. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Laws.

(b) As set forth on Section 3.2(b) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent has reserved an aggregate of a certain number of shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Parent Stock Option Plans, under which a certain number of options are outstanding. As set forth on Section 3.2(b) of the Parent Disclosure Schedule, a certain number of shares of Parent Common Stock, net of exercises, are reserved for issuance to holders of warrants to purchase Parent Common Stock upon their exercise. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Section 3.2(b) of the Parent Disclosure Schedule lists each outstanding option to purchase shares of Parent Common Stock (a “Parent Option”), and the name of the holder thereof, the number of shares subject thereto, the exercise price thereof, the vesting schedule and post-termination exercise period thereof and whether the exercisability of such Parent Option will be accelerated in any way by the Contemplated Transactions, indicating the extent of acceleration, if any. In addition, Section 3.2(b) of the Parent Disclosure Schedule lists each outstanding warrant to purchase shares of Parent Common Stock (a “Parent Warrant”), and the name of the holder thereof, the number of shares subject thereto, the exercise price thereof, the terms of exercise thereof, the exercise date thereof, and whether the exercisability of such warrant will be accelerated in any way by the Contemplated Transactions, indicating the extent of acceleration, if any.

(c) The shares of Parent Common Stock issuable pursuant to the Exchange Rights Agreement, upon issuance on the terms and conditions contemplated in the Exchange Rights Agreement, will be, as of the date of such issuance, duly authorized, validly issued, fully paid and non-assessable.

(d) Except as set forth in Section 3.2(d) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Common Stock are subject to any right of first refusal in favor of Parent or any other Person for which a waiver of such right of first refusal has not been obtained; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Acquiring Companies having a right to vote on any matters on which the stockholders of Parent have a right to vote; and (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. Except as set forth in Section 3.2(d) of the Parent Disclosure Schedule, none of the Acquiring Companies are under any obligation, or are bound by any Contract pursuant to which they may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

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Section 3.3 Authority; Non-Contravention; Approvals.

(a) Parent has the requisite corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Parent in connection with the Contemplated Transactions (the “Parent Documents”) and to perform its obligations hereunder and to consummate the Contemplated Transactions, except for the Parent Stockholder Matters which are subject to approval at the Parent Stockholder Meeting. The execution and delivery by Parent of this Agreement and the Parent Documents, the performance by Parent of its obligations hereunder and the consummation by Parent of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent, ExchangeCo and CallCo to adopt this Agreement by Parent as sole stockholder of ExchangeCo and CallCo immediately following the execution hereof. The affirmative vote of the holders of a majority in voting power of the shares of Parent Common Stock outstanding on the applicable record date is the only vote of the holders of any class or series of Parent Common Stock necessary to adopt or approve the Parent Stockholder Matters. This Agreement has been, and the Parent Documents will be at or prior to the Closing, duly executed and delivered by Parent, ExchangeCo and CallCo, as applicable, and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes, and the Parent Documents when so executed and delivered will constitute, the valid and binding obligation of Parent, ExchangeCo and CallCo, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b) The Parent Board, by resolutions duly adopted by a vote at a meeting of directors of Parent duly called and held, or by unanimous written Consent of the Parent Board, and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement, the Parent Documents, and determined that this Agreement, the Parent Documents and the Contemplated Transactions, are fair to, and in the best interests of Parent’s Stockholders, and (ii) resolved to recommend that Parent’s Stockholders approve the Parent Stockholder Matters and directed that such matters be submitted for consideration of the stockholders of Parent at the Parent Stockholders’ Meeting. The ExchangeCo Board (by unanimous joint written consent with Parent as the sole stockholder) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of ExchangeCo and its sole stockholder and (y) deemed advisable and approved this Agreement and the Contemplated Transactions. The CallCo Board (by unanimous joint written consent with Parent as the sole stockholder) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of CallCo and its sole stockholder and (y) deemed advisable and approved this Agreement and the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent, ExchangeCo and CallCo and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent, ExchangeCo and CallCo, enforceable against each of Parent, ExchangeCo and CallCo in accordance with its terms.

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(c) Except as set forth in Section 3.3(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement and the Parent Documents by Parent, ExchangeCo and CallCo, as applicable, does not, and the performance of this Agreement and the Parent Documents by Parent, ExchangeCo and CallCo, as applicable, will not, (i) conflict with or violate the certificate of incorporation or bylaws of any Acquiring Company, (ii) subject to obtaining approval of the Parent Stockholder Matters and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Law applicable to any Acquiring Company or by which their respective properties are bound or affected, except for any such conflicts or violations that would not have a Parent Material Adverse Effect or would not prevent or materially delay the consummation of the Contemplated Transactions, (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Parent Contract, result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contract, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the Contemplated Transactions or (iv) result in the creation of any Encumbrance (other than Permitted Liens) on any of the properties or assets of any Acquiring Company, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the Contemplated Transactions.

(d) No material Consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Body, is required by or with respect to Parent in connection with the execution and delivery of this Agreement, the Parent Documents or the consummation of the Contemplated Transactions, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iii) the filing of Current Reports on Form 8-K with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date, (iv) such Consents, Orders, registrations, declarations, filings or approvals as may be required under applicable federal or state securities or “blue sky” laws or the rules and regulations of Nasdaq or other applicable national securities exchange or over-the-counter market and (v) such Consents as may be required under the Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement.

Section 3.4 Anti-Takeover Statutes Not Applicable. The Parent Board, the ExchangeCo Board and the CallCo Board have taken all actions so that no state takeover statute or similar Law applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of Contemplated Transactions. The Parent Board, the ExchangeCo Board and the CallCo Board have taken all actions reasonably necessary to render inapplicable to this Agreement and the Contemplated Transactions any restrictions on business combinations under Delaware Law.

Section 3.5 SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a) Parent has made available to Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with or furnished by Parent to the SEC since January 1, 2023 (such date, the “Parent Lookback Date,” and such documents, the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov (the “SEC Website”). All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (as the case may be) and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete (the “Certifications”), and complied as to form and content with all applicable Laws in effect at the time such Parent Certification was filed with or furnished to the SEC. As used in this Section 3.5(a), the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b) Except as set forth in Section 3.5(b) of the Parent Disclosure Schedule, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from the Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the Nasdaq. As of the date of this Agreement, Parent has no outstanding or unresolved SEC comments. As of the date of this Agreement, except as set forth in Section 3.5(b) of the Parent Disclosure Schedule, Parent is in compliance in all material respects with the applicable listing and governance rules and regulations of the Nasdaq.

(c) Since the Parent Lookback Date, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(d) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that are effective as of the date of this Agreement.

(e) Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files, submits or furnishes under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(f) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby. Parent has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K). Parent is not a party to any off-balance sheet partnerships, joint ventures, or similar arrangements. Other than as expressly disclosed in the Parent SEC Documents filed prior to the Effective Time, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent Financials in accordance with GAAP.

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(g) Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries have any Liabilities, except Liabilities (i) identified in the Parent Financials, (ii) incurred in connection with the Contemplated Transactions, (iii) disclosed in Section 3.5(g) of the Parent Disclosure Schedule, (iv) set forth in any Parent Contract, (v) incurred since the date of the Parent Unaudited Interim Balance Sheet in the ordinary course of business consistent with past practices or (vi) that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.6 Absence Of Certain Changes Or Events. Since the date of the most recent periodic report on Form 10-K or 10-Q filed by Parent with the SEC through the date of this Agreement, and other than with respect to the negotiation, execution and performance of this Agreement and the Parent Documents, each of the Acquiring Companies has conducted its business in the ordinary course of business, and, except as set forth in Section 3.6 of the Parent Disclosure Schedule:

(a) there has not been any event that has had a Parent Material Adverse Effect;

(b) no Acquiring Company has entered into or amended any material terms of any Contract, in each case providing for new obligations in excess of $50,000;

(c) there has not been any revaluation of any Acquiring Companies’ material assets; and

(d) no Acquiring Company has incurred any Indebtedness.

Section 3.7 Taxes.

(a) Each of the income and other Tax Returns that any Acquiring Company was required to file under applicable Laws: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All Taxes due and payable by Parent or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Parent or are properly reserved for on the books or records of Parent and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquiring Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the SEC Documents.

(b) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on any Acquiring Company.

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(c) No Acquiring Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Acquiring Company has any Liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or otherwise by operation of Laws.

(d) None of the Acquiring Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(e) No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(f) No Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

Section 3.8 Intellectual Property. Parent and its Subsidiaries own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, know-how, software, inventions, Copyrights, licenses and other intellectual property rights that are necessary or required for, or used in connection with their respective businesses as presently conducted (collectively, the “Parent Owned IP Rights”). Neither Parent nor any of its Subsidiaries has received any written notice of a claim or otherwise has any knowledge of any claim that any Parent Owned IP Right, or that the manufacture, sale, offer for sale, development, use or importation of any product, product candidate or service by or on behalf of Parent or its Subsidiaries, violates, misappropriates or infringes upon rights of any Person, except as would not have or reasonably be expected to have a Parent Material Adverse Effect.

Section 3.9 Compliance with Laws.

(a) Parent and its Subsidiaries are not and have not been at any time in violation of (i) any Law, Order, judgment or decree applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries are bound or affected, or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected, defaults or violations. No investigation or review by any Governmental Body is pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries or any product of Parent, nor has any Governmental Body indicated to an Acquiring Company or its parent in writing an intention to conduct the same.

(b) Except for matters regarding the U.S. Food and Drug Administration (the “FDA”) or other comparable Governmental Authority responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug or medical device products (“Drug/Device Regulatory Agency”), Parent and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, Orders and approvals from Governmental Bodies which are necessary to the operation of the business of Parent and its Subsidiaries taken as a whole (collectively, the “Parent Permits”). Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Parent, threatened, which seeks to revoke or limit any Parent Permit. The rights and benefits of each Parent Permit will be available to the Company immediately after the Effective Time on terms substantially identical to those enjoyed by Parent immediately prior to the Effective Time. Parent has made available to Company all Parent Permits.

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(c) Except as disclosed in Section 3.9(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries, nor any of their respective facilities, has been subject to an FDA or other Governmental Body shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Body notice of inspectional observations, warning letter, untitled letter, or other written notice or correspondence from the FDA or other Governmental Body alleging or asserting noncompliance with any Drug/Device Law, or any request or requirement of the FDA or other Governmental Body, and, to the Knowledge of Parent, neither the FDA nor any other Governmental Body is considering such action.

(d) Each of Parent and its Subsidiaries holds and has at all times actively maintained all Governmental Authorizations issuable by FDA or any other Drug/Device Regulatory Agency required for the lawful conduct of the business of Parent and its Subsidiaries, and, as applicable, the lawful development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and/or importation or exportation of any medical product candidate(s) that the Parent or any Subsidiary has, or is, developing, testing, storing, handling, distributing, and/or marketing (the “Parent Product Candidates”) (the “Parent Regulatory Permits”), and no such Parent Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner. Section 3.9(d) of the Parent Disclosure Schedule identifies each Parent Regulatory Permit, along with, for each, the date issued and current status. Parent has timely maintained and is in compliance in all respects with the Parent Regulatory Permits and neither Parent nor or any of its Subsidiaries has, since the Parent Lookback Date, received any written notice or correspondence or, to the Knowledge of Parent, other communication from any Drug/Device Regulatory Agency regarding (A) any violation of or failure to comply with any term or requirement of any Parent Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or adverse modification of any Parent Regulatory Permit. Parent has made available to the Company all information requested by the Company in Parent’s or its Subsidiaries’ possession or control relating to Parent Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Parent Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. Any inspection reports, notices of adverse findings, untitled letters, warning letters, and all related correspondence with the issuing Drug/Device Regulatory Agency are also disclosed in Section 3.9(c) of the Parent Disclosure Schedule. All such information is accurate and complete in all material respects.

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(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, in which Parent or its Subsidiaries or their respective product candidates, including the Parent Product Candidates, have participated were, since the Parent Lookback Date, and, if ongoing, are being conducted in accordance in all respects with standard medical and scientific research procedures, and in compliance in all respects with Drug/Device Laws, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 812, as applicable. Since the Parent Lookback Date, neither Parent nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Institutional Review Board or Drug/Device Regulatory Agency relating to a clinical hold order on, or otherwise resulting in termination, delay or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or its current product candidates, including the Parent Product Candidates, have participated. Further, no clinical investigator, researcher or clinical staff participating in any clinical study conducted by or, to the Knowledge of Parent, on behalf of Parent or any of its Subsidiaries has been subject to FDA debarment or otherwise disqualified from participating in studies involving the Parent Product Candidates, and to the Knowledge of Parent, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f) Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Drug/Device Regulatory Agency under a comparable policy. Neither Parent nor any of its Subsidiaries, any of their respective contract manufacturers, nor their respective officers, employees or agents, with respect to any Parent Product Candidate has committed any acts, made any statement or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Parent, any of its Subsidiaries, and to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate, or any of their respective officers, employees or agents is currently or has been debarred, convicted of any crime or is engaging or has engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Parent, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Parent, any of its Subsidiaries, or any of their respective contract manufacturers.

(g) All manufacturing operations conducted by or on behalf of Parent or its Subsidiaries in connection with any Parent Product Candidate, since the Parent Lookback Date, have been and are being conducted in compliance with all Drug/Device Laws and other applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Bodies in states or countries outside the United States.

(h) None of Parent, any of its Subsidiaries, or any of their respective contract manufacturers or laboratories (i) is or has been subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Drug/Device Regulatory Agency alleging or asserting noncompliance with any applicable Law, in each case, that have not been formally closed out as shown by documentation issued by the relevant Drug/Device Regulatory Agency, and, to the Knowledge of Parent, neither the FDA nor any other Drug/Device Regulatory Agency is considering such action.

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(i) None of the Acquiring Companies, and to the knowledge of Parent, no Representative of any of the Acquiring Companies on their behalf with respect to any matter relating to any of the Acquiring Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) knowingly and willfully offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements (A) in return for referring an individual to a person for the furnishing or arranging of any item or service for which payment may be made in whole or in part by any third-party payor (including but not limited to any Federal Health Care Program), or (B) in return for purchasing, leasing, ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by any third-party payor or self-pay patient in material violation of any applicable Healthcare Law; (iv) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in material violation of any applicable Healthcare Law; (v) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records in material violation of applicable Healthcare Laws; or (vi) made any other unlawful payment. There are no currently pending, and to the knowledge of the Parent, no Person has threatened to file, against any Acquiring Company, an action under any federal or state whistleblower statute related to alleged material noncompliance with applicable Healthcare Laws, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.). There is no plan, intention, or actual notification or filing by or on behalf of any Acquiring Company, self-disclosing any material violations of Healthcare Laws with any Governmental Body, including but not limited to a voluntary disclosure pursuant to the OIG’s “Provider Self-Disclosure Protocol,” the Centers for Medicare and Medicaid Services “Self-Referral Disclosure Protocol,” or otherwise.

(j) Since the Parent Lookback Date, no product of the Acquiring Companies has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).

(k) Each of the Acquiring Companies (i) is, and since January 1, 2023, has been, in compliance in all material respects with (A) all written policies of Parent and each of its Subsidiaries pertaining to the logical and physical security of electronic data stored or used by the Acquiring Companies (the “Parent Privacy Policy”), (B) all applicable laws pertaining to privacy, data protection, user data or Parent Personal Information; (C) the requirements of any industry standard or self-regulatory organization by which Parent or any of its Subsidiaries is bound; and (D) contractual commitments by which Parent or any of its Subsidiaries is bound and (ii) has implemented and maintained commercially reasonable and appropriate administrative, technical, organizational and physical safeguards to protect such Parent Personal Information against unauthorized access and use. There has been no loss, damage or unauthorized access, disclosure, use or breach of security of Parent Personal Information maintained by or on behalf of Parent or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. No Person (including any Governmental Body) has made any written claim or commenced any action with respect to unauthorized access, disclosure or use of Parent Personal Information maintained by or on behalf of any of Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. None of (1) the execution, delivery, or performance of this Agreement or (2) the consummation of any of the transactions contemplated by this Agreement, will violate any Parent Privacy Policy or any law pertaining to privacy, data protection user data or Parent Personal Information. “Parent Personal Information” means all data or information controlled, owned, stored, used or processed by Parent or any of its Subsidiaries regarding or capable of being associated with an individual person or device, including, but not limited to, (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device or household, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics or mode of living, (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), whether or not such information is directly associated with an identifiable individual, and (d) internet protocol addresses, device identifiers or other persistent identifiers. Parent Personal Information also includes any information maintained in association with the foregoing information. Parent Personal Information may relate to any individual, including a current, prospective or former customer or employee, and includes information in any form, including paper, electronic and other forms.

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(l) Since January 1, 2023, there has been no (i) material security incident, breach, or successful ransomware, denial of access attack, denial of service attack, hacking, or similar event with respect to any Parent IT Asset, nor (ii) any material unauthorized, accidental, or unlawful access to, or destruction, loss, alteration, disclosure, or other Processing of, Parent Data (each, in the case of (i) and (ii), a “Parent Security Incident”). None of the Acquiring Companies, nor, to the knowledge of Parent, all vendors, partners or other third parties that Process Parent Personal Information on behalf of, or that otherwise share Parent Personal Information with, the Acquiring Companies (in the case of such vendors, partners, and other third parties, relating to the Acquiring Companies) (“Parent Data Partners”), or been required to make, any disclosure or notification to any Person under any Parent privacy obligation in connection with any Parent Security Incident. None of the Acquiring Companies has received any notification from any Governmental Body or other Person of any material Action relating to the data privacy, data security, data protection, or the Processing of Parent Data, or alleging any violation of any Parent privacy obligation. To the knowledge of Parent, there has never been any audit, investigation or enforcement action (including any fines or other sanctions) by any Governmental Body or other Person relating to any Parent Security Incident or violation of any Parent privacy obligation.

(m) Each of the Acquiring Companies are, and at all times have been, in material compliance with all applicable Healthcare Laws. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to an alleged violation by Parent or any of its Subsidiaries of any Healthcare Laws. No Acquiring Company, nor, to the knowledge of Parent, any officer, director, manager, employee or any other personnel of any Acquiring Company, is a party to a corporate integrity agreement, deferred prosecution agreement, consent decree, or similar agreement with or imposed by a Governmental Body or has any reporting obligations pursuant to a settlement agreement, corrective action plan, or other remedial measure entered into with any Governmental Body. No Acquiring Company has been served with or received any search warrant, subpoena, or civil investigative demand from any Governmental Body regarding any actual or alleged violation of any Healthcare Laws.

(n) All filings, submissions, reports, data and materials submitted by or on behalf of the Acquiring Company to any Governmental Body in connection with any obligations under Healthcare Laws, including but not limited to any reporting or disclosure requirements under the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state transparency laws, have been true, complete, and correct in all material respects. No Company, or any Representative on behalf of any Company, has: (i) knowingly and willfully made or caused to be made a false statement or representation of a material fact in any application for any benefit or payment under any Federal Health Care Program, (ii) knowingly and willfully made or caused to be a made a false statement or representation of material fact in determining rights to any benefit or payment under any Federal Health Care Program, or (iii) presented or caused to be presented a claim for reimbursement for services that is for an item or services that was known or should have been known to be (A) not provided as claimed, or (B) false or fraudulent.

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(o) Each of the Acquiring Companies maintains and adheres to, in each case of the foregoing, in all material respects, corporate compliance programs reasonably designed to ensure compliance with and to detect, prevent, and address material violations of all material Healthcare Laws, applicable to it and/or its assets, business or operations and that qualifies as an “effective compliance and ethics program” for purpose of Chapter 8 of the Federal Sentencing Guidelines (collectively, “Health Care Compliance Program”). Such Health Care Compliance Program complies in all material respects with applicable final and available guidelines on compliance programs issued by the U.S. Department of Health and Human Services Office of Inspector General (“OIG”) and the current version of the AdvaMed Code of Ethics on Interactions with U.S. Health Care Professionals. No Acquiring Company is aware of any complaints from employees, independent contractors, vendors, physicians, customers, patients or other Persons that would reasonably be considered a material violation of any applicable Healthcare Law.

(p) All direct and indirect financial relationships between the Acquiring Company and any healthcare professional or other Person in a position to purchase, prescribe, order, or recommend the Acquiring Company’s products, refer patients, or otherwise generate business for the Acquiring Company have at all times complied with the federal Anti-Kickback Statute, as codified in 42 U.S.C. §1320a-7b, the Federal Stark Law, as codified in 42 U.S.C. §1395nn and the regulations promulgated thereunder, and similar and other healthcare fraud and abuse Laws and regulations. The Acquiring Company has not established or participated in, directly or indirectly, any discount program, copay waiver or reduction, charitable fund, patient assistance program, or other financial incentive for the purchase or use of the Acquiring Company’s products or services that is in violation of any Healthcare Laws.

(q) Neither the Acquiring Company or its respective directors, officers or employees, or, to the knowledge of Parent, any other Representative or Person acting at the direction of or on behalf of the Acquiring Company: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program, (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program, (iii) has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. §1320a-7a, (iv) is currently listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management or other federal agencies, (v) has received written notice that it is the target of any investigation relating to any Federal Health Care Program-related offense or (vi) to the knowledge of the Parent, has engaged in any activity that is in violation of, or is cause for civil penalties, debarment or mandatory or permissive exclusion under federal or state laws.

Section 3.10 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and no Person has, to the knowledge of Parent, threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies or to the knowledge of Parent any present or former officer, director or employee of the Acquiring Companies in such individual’s capacity as such; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions or (iii) that involves any product of the Acquiring Companies. No Legal Proceeding has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) or clause (ii) of the first sentence of this Section 3.10(a).

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(b) There is no Order to which any of the Acquiring Companies, or the assets owned or used by any of the Acquiring Companies (including, without limitation, any product of the Acquiring Companies), is subject. To the knowledge of Parent, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

Section 3.11 Brokers’ and Finders’ Fees. Except as set forth in Section 3.11 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquiring Companies.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan that is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by any Acquiring Company or any of their ERISA Affiliates (collectively, the “Parent Employee Plans”). Neither Parent nor, to the knowledge of Parent, any other Person, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Laws. With respect to each material Parent Employee Plan, Parent has made available to Company, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent Internal Revenue Service determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Plan that is subject to ERISA and Code reporting requirements.

(b) Each Parent Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Laws (including ERISA and the Code), in all material respects. No Acquiring Company is in material default under or material violation of, and has no knowledge of any material defaults or material violations by any other party to, any of Parent Employee Plans. All contributions required to be made by any Acquiring Company or any their ERISA Affiliates to any Parent Employee Plan have been timely paid or accrued on the most recent Parent Financials on file with the SEC, if required under GAAP. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Parent, no event has occurred and no condition exists with respect to the form or operation of such Parent Employee Plan that would cause the loss of such qualification.

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(c) No Parent Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Parent, is threatened against or with respect to any such Parent Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d) No Acquiring Company nor any of their ERISA Affiliates has, during the past six (6) years from the Effective Time, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. No Acquiring Company nor any of their ERISA Affiliates has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) Except as set forth in Section 3.12(e) of the Parent Disclosure Schedule, consummation of the Contemplated Transactions will not (i) entitle any current or former employee or other service provider of an Acquiring Company or any of their ERISA Affiliates to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Parent Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any Indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans. No benefit payable or that may become payable by an Acquiring Company pursuant to any Parent Employee Plan in connection with the Contemplated Transactions will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

(f) Each Parent Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Parent 409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any Parent 409A Plan is or, when made in accordance with the terms of the Parent 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

Section 3.13 Title to Assets; Real Property.

(a) The Acquiring Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them, in each case, that are material to the Acquiring Companies taken as a whole. All of said assets are owned or, in the case of leased assets, leased by the Acquiring Companies, in each case, free and clear of any Encumbrances, except for Permitted Liens. Each of the Acquiring Companies has complied with the material terms of all leases to real and personal property to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Acquiring Companies enjoy peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(b) Section 3.13(b) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all real property owned by the Acquiring Companies and (ii) all real property leased for the benefit of the Acquiring Companies.

(c) All material items of equipment and other tangible assets owned by or leased to the Acquiring Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquiring Companies in the manner in which such businesses are currently being conducted immediately prior to the Effective Time. The Acquiring Companies do not own and have not, since the Parent Lookback Date, owned any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 3.13(b) of the Parent Disclosure Schedule.

(d) Nothing in this Section 3.13 relates to Intellectual Property, which is covered with respect to the Acquiring Companies solely by Section 3.8.

Section 3.14 Environmental Matters.

(a) No hazardous material has been released as a result of the deliberate actions of Parent or any of its Subsidiaries, or, to the knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Parent Material Adverse Effect.

(b) Neither Parent nor any of its Subsidiaries has engaged in Hazardous Material Activities in material violation of any Law in effect on or before the Effective Time.

(c) Parent and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and Consents (the “Parent Environmental Permits”) necessary for the conduct of Parent’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Parent and its Subsidiaries as such activities and businesses are currently being conducted.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Parent, threatened concerning any Parent Environmental Permit, hazardous material or any Hazardous Material Activity of Parent or any of its Subsidiaries.

Section 3.15 Labor Matters.

(a) To the knowledge of Parent, no key employee or group of key employees has threatened to terminate employment with any Acquiring Company or has plans to terminate such employment.

(b) No Acquiring Company is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, union grievances, claims of unfair labor practices or other collective bargaining disputes.

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(c) Except as set forth in Section 3.15(c) of the Parent Disclosure Schedule, no Acquiring Company is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Contemplated Transactions; (ii) agreement with any current or former employee of Parent providing any term of employment or compensation guarantee extending for a period longer than one (1) year from the Effective Time or for the payment of compensation in excess of $50,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Contemplated Transactions.

Section 3.16 Parent Contracts.

(a) Except for Excluded Contracts or as set forth (x) in the most recent exhibit list on Parent’s Form 10-K for the year ended December 31, 2024 or subsequently filed with the SEC pursuant to any current or periodic report and available on the SEC Website or (y) in Section 3.16(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by:

(i) any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (A) any of the Acquiring Companies and (B) any active, retired or former employees, directors or consultants of any Acquiring Company, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Laws or, in the case of consulting agreements, following the notice period required in the Contract), or without any obligation on the part of any Acquiring Company to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquiring Company under applicable Laws;

(ii) any Contracts identified or required to be identified in Section 3.13(b) of the Parent Disclosure Schedule;

(iii) any Contract with any distributor, reseller or sales representative with an annual value in excess of $50,000;

(iv) any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Parent in relation to the manufacture of Parent’s products or product candidates with an annual value in excess of $50,000;

(v) any agreement or plan providing equity benefits to current or former employees of an Acquiring Company, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(vi) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Parent or any of its Subsidiaries and any of its officers or directors;

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(vii) any Contract imposing, by its express terms, any material restriction on the right or ability of any Acquiring Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(viii) any Contract relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than Contracts in which the applicable disposition or acquisition has been consummated and there are no material ongoing obligations);

(ix) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000;

(x) any joint marketing or development agreement;

(xi) any commercial Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Section 3.16(a)(xi) of the Parent Disclosure Schedule;

(xii) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company for which a waiver of such right has not been obtained; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(xiii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 or more in the aggregate, in each case following the date of this Agreement, other than any arrangement or agreement expressly contemplated or provided for under this Agreement; or

(xiv) any Contract that does not allow Parent or any of its Subsidiaries to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $50,000 in the aggregate.

(b) Parent has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Section 3.16 of the Parent Disclosure Schedule (any such Contract, including any Contract that would be listed in Section 3.16 of the Parent Disclosure Schedule but for its inclusion in the most recent exhibit list of Parent’s Form 10-K for the year ended December 31, 2024 or as an exhibit to any current or periodic report subsequently filed with the SEC, but excluding Excluded Contracts, a “Parent Contract”). Neither Parent nor any of its Subsidiaries, nor to the knowledge of Parent any other party to a Parent Contract, has, since the Parent Lookback Date, materially breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Parent Contracts. To the knowledge of Parent, no event has occurred, and, no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Parent Contract or (ii) give any Person the right to declare a default in any material respect under any Parent Contract, except for any immaterial violations, breaches or defaults. Each Parent Contract is in full force and effect and is the legal, valid and binding obligation of Parent and its Subsidiaries and, to the knowledge of Parent, of the other parties thereto, enforceable against Parent and its Subsidiaries and, to the knowledge of Parent, such other parties in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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Section 3.17 Insurance.

(a) Section 3.17(a) of the Parent Disclosure Schedule sets forth each material insurance policy (the “Parent Insurance Policies”) to which Parent or its Subsidiaries is a party. Parent or its Subsidiaries maintain all Parent Insurance Policies in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of Parent’s and its Subsidiaries’ businesses in all material respects. To the knowledge of Parent, such Parent Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure. Since the Parent Lookback Date, all premiums due and payable under such Parent Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Parent Insurance Policies, or summaries of all terms material thereof, have been made available to Company.

(b) There are no material claims pending under any Parent Insurance Policies as to which coverage has been questioned, denied or disputed. Since the Parent Lookback Date, all material claims thereunder have been filed in a due and timely fashion and no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received written notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies

Section 3.18 Interested Party Transactions. No event has occurred since the Parent Lookback Date that would be required to be reported by Parent as a certain relationship or related transaction pursuant to Item 404 of Regulation S-K, if Parent were required to report such information in periodic reports pursuant to the Exchange Act.

Section 3.19 No Business Activities by ExchangeCo and CallCo. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since January 1, 2023 no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K. Section 3.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

Section 3.20 Solvency. Except as set forth in Section 3.20 of the Parent Disclosure Schedule, immediately after giving effect to the Contemplated Transactions, the Acquiring Companies will be Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the Contemplated Transactions, with the intent to hinder, delay or defraud either present or future creditors of Parent or its Subsidiaries.

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Section 3.21 Shell Company Status. Parent is not, and never has been, an issuer identified in Rule 144(i)(1)(i) of the Securities Act.

Section 3.22 Valid Issuance. The Parent Common Stock to be issued pursuant to the Exchange Rights Agreement will, when issued in accordance with the provisions of the Exchange Rights Agreement, be validly issued, fully paid and non-assessable.

Section 3.23 Absence of Liabilities. Immediately after giving effect to the Contemplated Transactions there will be no material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, on the Parent except for the obligations related to this Agreement, and the Parent’s corporate affairs arising after the Closing as specifically set forth in Section 3.23 of the Parent Disclosure Schedule. Immediately after the approval of the Parent Stockholders Matters, the Parent will terminate the employment of all of the employees of the Parent, subject to any fulfillment of any obligations or payments owed by the Parent to such employees pursuant to their employment agreements or other employment obligations entered into prior to the Effective Time, provided, however, for the avoidance of doubt this shall not include an obligation to terminate any of the employees of Company.

Section 3.24 Foreign Issuer. Parent: (i) is as of the date of this Agreement, and (ii) will be as of the Effective Time, a “foreign issuer” as such term is defined under Section 2.15 of NI 45-102. Disclaimer of Other Representations and Warranties. Except for the representations and warranties previously set forth in this Article III (as modified by the applicable Parent Disclosure Schedule and, subject to the introduction to this Article III, the Parent SEC Documents filed with the SEC from and after January 1, 2023), Parent makes no representation or warranty, express or implied, at law or in equity, with respect to any of its assets, Liabilities, or operations, and any such other representations and warranties are hereby expressly disclaimed and specifically that Parent makes no representation or warranty with respect to anything provided or made available to Company or their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES of the Shareholders

Subject to Section 11.13(h), except as set forth in the disclosure schedule delivered by the Shareholders to Parent (the “Shareholders Disclosure Schedule”), each Shareholder severally, and not jointly, represents and warrants to Parent, ExchangeCo and CallCo as follows:

Section 4.1 Organization; Authority The undersigned Shareholder is: (1) a corporation, unlimited liability company or similar Entity duly organized, validly existing and, in jurisdictions that recognize the concept, in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, or (2) an individual residing in the United States of America, Canada or another nation which is not prohibited by any applicable Laws to enter into this Agreement and has all necessary power and authority: (i) to own the Company Common Stock and (ii) to perform its obligations under this Agreement by which it will be bound upon the date hereof.

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(b) The undersigned Shareholder has the requisite power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Shareholder in connection with the Contemplated Transactions (the “Shareholder Documents”) and to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by such Shareholder and the Shareholder Documents, the performance by such Shareholders of its obligations hereunder and the consummation by such Shareholder of the Contemplated Transactions have been duly authorized by all necessary corporate action/approvals, as applicable, on the part of such Shareholder. This Agreement has been, and the Shareholder Documents will be at or prior to the Closing, duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Company, Parent, ExchangeCo and CallCo, this Agreement constitutes, and the Shareholder Documents when so executed and delivered will constitute, the valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

Section 4.2 Title. The undersigned Shareholder has good, valid and marketable title to the Company Common Stock as set forth on the Allocation Certificate which is held free and clear of any Encumbrances, except for Permitted Liens.

Section 4.3 Accredited Investor. The undersigned Shareholder is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act for the reason(s) set forth in the accredited investor questionnaire signed by such Shareholder and delivered pursuant to Section 8.1(b) below.

Section 4.4 Disclaimer of Other Representations and Warranties. Except for the representations and warranties previously set forth in this Article IV (as modified by the applicable Shareholder Disclosure Schedule), the undersigned Shareholder makes no representation or warranty, express or implied, at law or in equity, with respect to any of the assets, Liabilities, or operations of the Company, and any such other representations and warranties are hereby expressly disclaimed and specifically that the undersigned Shareholder make no representation or warranty with respect to anything provided or made available to any other Party hereto or their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the liability of any Shareholder for any breach of, or inaccuracy in, any representations or warranties made by such Shareholder in this Agreement shall be limited in the aggregate to the amount of consideration actually received by such Shareholder pursuant to this Agreement.

Section 4.5 Canadian Shareholder Resale Restriction. Each Shareholder hereby acknowledges and agrees that upon the issuance of Parent Common Stock to such Shareholder in exchange for Exchangeable Shares issued in accordance with this Agreement, such Shareholder is restricted under applicable Canadian securities laws and shall not trade such Parent Common Stock unless the trade is made: (i) through an exchange, or a market, outside of Canada; or (ii) to a person or company outside of Canada, if at the time of such trade, the Shareholder is a resident of Canada.

Section 4.6 Independent Legal Advice. The undersigned Shareholder acknowledges and agrees that this Agreement has been prepared by Haynes and Boone, LLP, DuMoulin Black LLP and Fasken Martineau DuMoulin LLP, as legal counsel to the Company and Sichenzia Ross Ference Carmel LLP and Bennett Jones LLP, as legal counsel to Parent, and that at no time has Haynes and Boone, LLP, DuMoulin Black LLP or Fasken Martineau DuMoulin LLP provided legal advice to the Shareholders or Parent, nor has Sichenzia Ross Ference Carmel LLP or Bennett Jones LLP provided legal advice to the Shareholders or the Company. Each of the Parties, including, for greater certainty, each of the Shareholders, acknowledges that it has read and understands the terms and conditions of this Agreement and acknowledges and agrees that it has had the opportunity to seek, and was not prevented or discouraged by any other party to this Agreement from seeking, any independent legal, financial (including tax) and other advice which it considered necessary before the execution and delivery of this Agreement and that, if it did not avail itself of that opportunity before signing this Agreement, such Shareholder did so voluntarily without any undue pressure, and agrees that failure to obtain independent legal advice will not be used as a defense to the enforcement of its obligations under this Agreement and the undersigned Shareholder waives any claim which it may now or in the future have with respect to this Agreement or the subject matter hereof based in any way on the absence of, lack of access to, or shortness of time available to rely on such advice.

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Article V

CERTAIN AGREEMENTS RELATING TO THE CONDUCT OF BUSINESS PENDING THE CLOSING

Section 5.1 Conduct of Business by Parent. Parent agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section Section 10.1 (the “Pre-Closing Period”), except as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company, Parent (a) shall and shall cause each of its Subsidiaries to conduct its business in the Ordinary Course of Business, including by preserving intact its and their present business organizations, goodwill and ongoing businesses and shall comply with Law (it being agreed by the Parties that with respect to the matters specifically addressed by any provision of Section 5.1(b), such specific provisions shall govern over the more general provision of this Section 5.1(a)); and (b) shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for the repurchase of shares of Parent Common Stock from terminated service providers of Parent or to otherwise satisfy Tax obligations with respect to awards granted pursuant to Parent Stock Plans or to pay the exercise price of Parent Options, in each case in accordance with the existing terms of the applicable Parent Stock Plan as in effect on the date of this Agreement);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Existing Warrants), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(iv) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of any other Person;

(vi) acquire any asset (other than assets of de minimis value) or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance (other than a Permitted Encumbrance) with respect to such assets or properties;

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(vii) make, change or revoke any Tax election, file any amendment making any change to any Tax Return or adopt or change any accounting method in respect of Taxes, enter into any Tax closing agreement, settle any income or other Tax claim or assessment, submit any voluntary disclosure application, enter into any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, other than any such extension or waiver that is obtained in the Ordinary Course of Business;

(viii) except as set forth on Section 5.1(viii) of the Parent Disclosure Schedule, spend or dispose of any cash or cash equivalents in excess of $5,000, other than expenses payable in the Ordinary Course of Business; or

(ix) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.2 Conduct of Business by the Company. The Company agrees that during the Pre-Closing Period, except as specifically permitted or required by this Agreement, as required by applicable Law, as consented to in writing by Parent, the Company (a) shall comply with Law and to conduct its business in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact its and their present business organizations, goodwill and ongoing businesses (it being agreed by the Parties that with respect to the matters specifically addressed by any provision of Section 5.2(b), such specific provisions shall govern over the more general provision of this Section 5.2(a)); and (b) shall not, and shall cause its Subsidiary not to, directly or indirectly:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(iv) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

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(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of any other Person;

(vi) acquire any asset (other than assets of de minimis value) or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance (other than a Permitted Encumbrance) with respect to such assets or properties;

(vii) make, change or revoke any Tax election, file any amendment making any change to any Tax Return or adopt or change any accounting method in respect of Taxes, enter into any Tax closing agreement, settle any income or other Tax claim or assessment, submit any voluntary disclosure application, enter into any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, other than any such extension or waiver that is obtained in the Ordinary Course of Business;

(viii) spend or dispose of any cash or cash equivalents in excess of $5,000, other than expenses payable in the Ordinary Course of Business; or

(ix) agree, resolve or commit to do any of the foregoing.

Section 5.3 No Solicitation.

(a) Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal, (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.3 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.3 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party’s advisors, directors or officers become aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof, and copies of all written communications received by such Party). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

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Article VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1 Parent Stockholders’ Meeting.

(a) As promptly as practicable following the execution of this Agreement, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking:

(i) approval of the Exchangeable Shares Proposal;

(ii) approval of the issuance of the US Parent Trust Stock (as defined in the Exchange Rights Agreement) to the Trustee;

(iii) approval of the New Incentive Plan; and

(iv) authorization of an amendment of Parent’s certificate of incorporation to authorize sufficient Parent Common Stock to be issued in connection with (x) the ability for the Exchangeable Shares to exchange their Exchangeable Shares into Parent Common Stock pursuant to the Exchangeable Shares Agreement; (y) issuance of the US Parent Trust Stock and (z) the New Incentive Plan (the “Charter Amendment Proposal” and the matters contemplated by the clauses 4.1(a)(i)–(iv) are referred to as the “Parent Stockholder Matters,” and such meeting, the “Parent Stockholders’ Meeting”).

(b) Parent agrees to use reasonable best efforts to call and hold the Parent Stockholders’ Meeting as soon as practicable after the Effective Time. If the approval of the Parent Stockholder Matters is not obtained at the Parent Stockholders’ Meeting or if on a date preceding the Parent Stockholders’ Meeting, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, then, in each case, Parent will use its reasonable best efforts to adjourn the Parent Stockholders’ Meeting one or more times to a date or dates no more than thirty (30) days after the scheduled date for such meeting, and to obtain such approvals at such time. If the Parent Stockholders’ Meeting is not so adjourned, and/or if the approval of the Parent Stockholder Matters is not then obtained, Parent will use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Parent or, if such annual meeting is not scheduled to be held within four months after the Parent Stockholders’ Meeting, a special meeting of the stockholders of Parent to be held within four months after the Parent Stockholders’ Meeting. Parent will hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Parent to approve the Parent Stockholder Matters will be solicited and taken, at least once every four (4) months until Parent obtains approval of the Parent Stockholder Matters.

(c) Parent agrees that: (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use its reasonable best efforts to solicit and obtain such approval within the time frames set forth in Section 6.2(c) and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that the Parent’s stockholders vote to approve the Parent Stockholder Matters.

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(d) The Company and Parent acknowledge that, under the NASDAQ Rules, the Parent Common Stock issued to the shareholders who exchanged their Exchangeable Shares for Parent Common Stock will not be entitled to vote on the Exchangeable Shares Proposal.

Section 6.2 SEC Filings.

(a) As promptly as practicable after the Closing Date, Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent shall use its commercially reasonable efforts to (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement.

(b) Parent covenants and agrees that the Proxy Statement (and the letters to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Parent shall use commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent, ExchangeCo, CallCo or the Company (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto, or (C) receives SEC comments on the Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

(d) As promptly as practicable after the Closing Date, Parent shall file with the SEC, (and in any event, on or prior to the date that is 30th calendar day following the Closing Date) a registration statement on Form S-3 (or any successor form), if available, or if not available, a registration statement on Form S-1 (or any successor form) for use by Parent, with respect to the any Exchangeable Shares issued and issuable pursuant to the Exchange Rights Agreement to the extent necessary to register such shares for resale under the Securities Act.

Section 6.3 Reservation of Parent Common Stock; Issuance of Shares of Parent Common Stock. Parent covenants that at all times after the Closing Date, for as long as any Exchangeable Shares remain outstanding, Parent shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Parent Common Stock or shares of Parent Common Stock held in treasury by Parent, for the purpose of allowing such Exchangeable Shares to exchange into Parent Common Stock pursuant to the Exchange Agreement, the full number of shares of Parent Common Stock then issuable upon the exchange of the Exchangeable Shares then outstanding. All shares of Parent Common Stock delivered upon exchange of the Exchangeable Shares shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.

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Section 6.4 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth (6th) anniversary of the Effective Time, each of Parent and the Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the Effective Time, or who becomes prior to the Effective Time, a director or officer of Parent or the Company or any of their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, or any Subsidiary thereof, asserted or claimed prior to the Effective Time, in each case, to the fullest extent permitted under applicable Law. Except in the case of fraud and willful misconduct, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Company, jointly and severally, upon receipt by Parent or the Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL and BCABC, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The notice of articles and articles of incorporation of the Company shall contain, and Parent shall cause the notice of articles and articles of incorporation of the Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the Effective Time, (i) the Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

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(d) From and after the Effective Time, Parent shall continue to maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.4 in connection with their successful enforcement of the rights provided to such persons in this Section 6.4.

(e) The provisions of this Section 6.4 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f) In the event Parent or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall succeed to the obligations set forth in this Section 6.4. Parent shall cause the Company to perform all of the obligations of the Company under this Section 6.4.

Section 6.5 Additional Agreements. The Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

Section 6.6 Listing. Parent shall use its reasonable best efforts to (a) maintain its existing listing on NASDAQ; (b) prepare and submit to NASDAQ a notification form for the listing of the shares of Parent Common Stock issued pursuant to an exchange of the Exchangeable Shares pursuant to the Exchange Rights Agreement; and (c) to the extent required by NASDAQ rules and regulations, file an initial listing application for the Parent Common Stock on NASDAQ (the “NASDAQ Listing Application”), which NASDAQ Application shall be prepared in cooperation with the Company, and to cause such NASDAQ Listing Application to be conditionally approved as soon as practicable after the Effective Time. The Parties will use reasonable best efforts to coordinate with respect to compliance with NASDAQ rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between NASDAQ and such Party or its representatives. The Company will cooperate with Parent as reasonably requested by Parent with respect to the NASDAQ Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.6.

Section 6.7 Tax Matters. For U.S. federal income Tax purposes, ExchangeCo is intended to be treated as a partnership and the transactions contemplated by this Agreement are intended to be governed by Section 721 of the Internal Revenue Code of 1986 (the “Code”), as amended.(the “Intended Tax Treatment”). The Parties shall treat and shall not take any tax reporting position (including during the course of any audit, litigation or other proceeding with respect to Taxes) inconsistent with the foregoing for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall (and shall cause their Affiliates to) will not take any action or cause any action to be taken, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Contemplated Transactions from qualifying, for the Intended U.S. Tax Treatment.

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Section 6.8 Legends.

(a) Parent shall be entitled to place appropriate legends, including the legend noted in Section 6.14, on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received pursuant to an exchange of Exchangeable Shares into Parent Common Stock prior to the approval of the Parent Stockholder Matters by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

(b) Any holder (a “Holder”) of Parent Common Stock received and/or to be received pursuant to an exchange of Exchangeable Shares into Parent Common Stock prior to the approval of the Parent Stockholder Matters and upon exchange of the Exchangeable Shares into Parent Common Stock pursuant to the Exchange Right Agreement (each of the foregoing, “Parent Securities”) may request that Parent remove, and, to the extent such Holder delivers to Parent or its Transfer Agent its legended certificate representing such shares of Parent Securities (or a request for legend removal, in the case of Parent Securities issued in book-entry form) together with such other customary letters of representation as Parent may reasonably request, Parent agrees to cause the removal of, any legend from such Parent Securities: (i) if there is an effective registration statement covering the resale of such Parent Securities (the date of effectiveness thereof, the “Registration Statement Effective Date”), (ii) if such Parent Securities are sold or transferred pursuant to Rule 144, (iii) if such Parent Securities are eligible for sale under Rule 144(b)(1), (iv) if at any time on or after the Effective Time such Holder certifies that it is not an “affiliate” of Parent (as such term is used under Rule 144) and that such Holder’s holding period for purposes of Rule 144 is at least six (6) months, or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC), in each case of the foregoing, provided that any contractual lock-up period applicable to such Holder’s Parent Securities (if any) has expired (collectively, the “Unrestricted Conditions”). If a legend removal request is made pursuant to the foregoing, Parent will, no later than the Standard Settlement Period following the delivery by a Holder to Parent or Parent’s Transfer Agent of a legended certificate representing such Parent Securities (or a request for legend removal, in the case of Parent Securities issued in book-entry form) together with such other customary letters of representation as Parent may reasonably request (the “Unlegended Share Delivery Date”), deliver or cause to be delivered to such Holder a certificate representing such Parent Securities that is free from all restrictive legends, or an equivalent book-entry position, as requested by the Holder. If so requested by a Holder, Parent Securities free from all restrictive legends shall be transmitted by Parent’s Transfer Agent to a Holder by crediting the account of such Holder’s prime broker with the Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian system (“DWAC”), as directed by such Holder. If a Holder effects a transfer of the Parent Securities, Parent shall permit the transfer and shall promptly instruct its Transfer Agent to issue one or more certificates or credit the Parent Securities to the applicable balance accounts at DTC in such name and in such denominations as specified by such Holder to effect such transfer. Without limiting the obligations of Parent pursuant to the foregoing, (i) upon the occurrence of the Registration Statement Effective Date, Parent shall remove, and cause Transfer Agent to remove, all restrictive legends, including the legend set forth in Section 6.14 below (or, in the event that shares of Parent Common Stock issuable upon exchange of the Exchangeable Shares pursuant to the Exchange Right Agreement following the Registration Statement Effective Date, such shares shall be issued without restrictive legends), and (ii) if required by the Transfer Agent, Parent shall cause its counsel to issue a blanket legal opinion to its Transfer Agent promptly after the Registration Statement Effective Date, or at such other time as any of the Unrestricted Conditions has been met, to effect the removal of restrictive legends hereunder. If Parent shall fail to issue to any Holder (other than a failure caused by incorrect, incomplete or untimely information provided by the Holder to Parent or its Transfer Agent), by the applicable Unlegended Share Delivery Date, a certificate, or a book-entry statement, as applicable, representing such Parent Securities without restrictive legend or to issue such Parent Securities to such Holder without restrictive legend through DWAC to the applicable balance account at DTC, as applicable, and after the Unlegended Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) or such Holder or such Holder’s brokerage firm otherwise purchases the Parent Securities to deliver in satisfaction of a sale by such Holder of the Parent Securities which such Holder anticipated receiving without restrictive legend (a “Buy-In”), then Parent shall pay in cash to such Holder the amount by which (if any) (X) such Holder’s total purchase price (including brokerage commissions, if any) for the Parent Securities so purchased in the Buy-In exceeds (Y) the amount obtained by multiplying (I) the number of shares of the Parent Securities that Parent was required to deliver without restrictive legend to such Holder on the Unlegended Share Delivery Date multiplied by (II) the price at which the sell order giving rise to such purchase obligation was executed. Nothing herein shall limit any Holder’s right to pursue any other remedies available to it hereunder or otherwise at law or in equity, including a decree of specific performance and/or injunctive relief, with respect to Parent’s failure to timely deliver the Parent Securities without restrictive legend as required pursuant to the terms hereof. Each Holder hereby agrees that the removal of the restrictive legend pursuant to this Section 6.8(b) is predicated upon Parent’s reliance that such Holder will sell any such Parent Securities pursuant to either the registration requirements of the Securities Act, or an exemption therefrom. Any fees (with respect to Parent’s Transfer Agent, Parent counsel or otherwise) associated with the issuance of any required opinion or the removal of such restrictive legend shall be borne by Parent. Parent shall not be responsible for any fees incurred by the Holders in connection with the delivery of such Unlegended Parent Securities.

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Section 6.9 Directors and Officers.

(a) The Parties shall take all necessary action so that immediately after the Effective Time, (a) the Parent Board is comprised of six members: (i) four such members designated by Parent and (ii) two such members designated by the Company which are Karl Henry McPhie and Morgan Lekstrom, where Morgan Lekstrom shall also be Chairman of the Parent Board.

(b) The Parties hereby acknowledge and agree that: (i) Anthony Amato wishes to resign as Chief Executive Officer of the Parent, simultaneously with the Effective Time, and shall enter into a First Amendment to Executive Employment Agreement in substantially the form attached hereto as Exhibit F, and (ii) Karl Henry McPhie shall be elected CEO of Parent as replacement for Anthony Amato.

(c) The Parties shall take all necessary action so that immediately after approval of the Parent Stockholder Matters, (a) the Parent Board is comprised of four members as follows: (i) one such member designated by Parent and (ii) three members designated by the Company which shall include Karl Henry McPhie and Morgan Lekstrom, where Morgan Lekstrom shall also be Chairman of the Parent Board, and (b) Parent will amend and restate its certificate of incorporation and take all other actions necessary to cause its name to be changed to “Streamex Exchange Corporation.”

Section 6.10 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time. Furthermore, Parent agrees to use reasonable best efforts to enforce the performance of the obligations under the Voting Agreements.

Section 6.11 Closing Certificates.

(a) The Company will prepare and deliver to Parent prior to the Closing a certificate signed by the President of the Company in a form reasonably acceptable to Parent setting forth, as of immediately prior to the Effective Time: (i) each holder of Company Common Stock; (ii) such holder’s name and address; (iii) the number of Company Capital Stock held as of immediately prior to the Effective Time for each such holder; and (iv) the number of shares of Exchangeable Shares such holder shall receive (the “Allocation Certificate”).

(b) Parent will prepare and deliver to the Company prior to the Closing a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Reference Date: (A) the number of Parent Common Stock outstanding and (B) (i) each record holder of Parent Common Stock, Parent Options and Parent Warrants, (ii) such record holder’s name and address (if available), and (iii) the number of shares of Parent Common Stock underlying each of the Parent Options and Parent Warrants as of the Effective Time for such holder (the “Parent Outstanding Shares Certificate”).

Section 6.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

Section 6.13 Obligations of ExchangeCo and CallCo. Parent will take all action necessary to cause ExchangeCo and CallCo to perform its obligations under this Agreement and to consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement.

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Section 6.14 Private Placement. Each of the Company and Parent shall take all reasonably necessary action on its part to ensure that the issuance of Parent Common Stock pursuant to an exchange of the Exchangeable Shares pursuant to the Exchange Rights Agreement constitutes a transaction exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D promulgated thereunder, and each Shareholder shall be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act. Each certificate and/or book-entry statement representing an exchange of the Exchangeable Shares pursuant to the Exchange Rights Agreement shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. ACCORDINGLY, THIS SECURITY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY AND ITS TRANSFER AGENT SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND THE TRANSFER AGENT THAT SUCH REGISTRATION IS NOT REQUIRED. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Section 6.15 Incentive Plan. As soon as administratively practicable following (i) the approval of the Parent Stockholder Matters by stockholders of Parent and (ii) the amendment of Parent’s certificate of incorporation to authorize sufficient Parent Common Stock, Parent shall adopt or cause to be adopted a new stock incentive plan, or amend any existing stock incentive plan (such plan, the “New Incentive Plan”), in form and substance reasonably satisfactory to Parent and Company, pursuant to which shares of Parent Common Stock, comprising an amount equal to ten percent (10%) of the fully-diluted, outstanding equity interests of Parent immediately following the Effective Time will be reserved for issuance by Parent pursuant to, and in accordance with, the terms and conditions of such stock incentive plan, to employees, directors, consultants and other service providers of Parent and its Subsidiaries.

Section 6.16 Public Announcements. No Party shall issue any press release or make any public statement relating to this Agreement or the Contemplated Transactions without the prior written consent of, in the case of Parent, the Company, and in the case of the Company, Parent; provided that: (a) such consent shall not be unreasonably withheld or delayed and (b) any Party may make any public disclosure if, on the advice of legal counsel, it is required to do so by applicable Law or pursuant to any listing agreement with any national securities exchange or stock market (in which case the Party required to make the disclosure shall consult with the other Party to the extent possible and allow reasonable time to comment thereon prior to issuance or release).

Section 6.17 Parent Financing. After the Closing, Parent shall use commercially reasonable efforts to conduct a fund raising in the form of a private placement, an at the market offering or any other form of private placement or public offering as the Parent Board may determine is in the best interests of the Parent with the intention of raising not less than $5 million.

Section 6.18 Company Stockholders’ Agreement. The Company and each of the Shareholders hereby: (i) waives application of Section 4.1 of the Company Stockholders’ Agreement and consents to all transfers of all Company Common Stock contemplated by this Agreement or carried out in connection with the transactions contemplated by this Agreement; and (ii) consents to the termination of the Company Stockholders’ Agreement in accordance with Section 6.1 thereof, such termination to be effective immediately prior to the Effective Time.

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Article VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing Date, of each of the following conditions:

Section 7.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

Article VIII

CONDITIONS TO PARENT’S OBLIGATIONS

The obligations of Parent, ExchangeCo and CallCo to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

Section 8.1 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) the Allocation Certificate;

(b) duly completed and executed accredited investor questionnaires from each Shareholder; and

(c) all necessary consents, notices, waivers and approvals of parties, in a form reasonably acceptable to the Parent, in each case, to any Contract set forth on Schedule 6.2(c) attached hereto.

Section 8.2 Representations and Warranties. The representations and warranties set forth in Article II and Article IV shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

Article IX

CLOSING DELIVERIES OF PARENT

The obligations of the Company to consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

Section 9.1 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) the Parent Outstanding Shares Certificate;

(b) a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by Anthony Amato;

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(c) duly executed First Amendment to Executive Employment Agreement and Right to Place Letter Agreement, in substantially the form attached hereto as Exhibit G, executed by the Parent and Anthony Amato;

(d) certified copies of the resolutions duly adopted by the Parent Board and in full force and effect as of the Closing authorizing the appointment of the directors and officers set forth in Section 6.9;

(e) indemnification agreements as acceptable to the Parent, Karl Henry McPhie and Morgan Lekstrom;

(f) a filed stamped copy of the Certificate of Designation for the US Parent Trust Stock as filed the with the Delaware Secretary of State; and

(g) all necessary consents, notices, waivers and approvals of parties, in a form reasonably acceptable to the Company, in each case, to any Contract set forth on Schedule 7.1(e) attached hereto.

Section 9.2 Parent Voting Agreement. The Company shall have received the Voting Agreements from Parent duly executed by stockholders of the Parent holding of record a majority of the outstanding shares of stock of the Parent entitled to cast a vote to approve all of the Parent Stockholder Matters at the Parent Stockholders’ Meeting, each of which shall be in full force and effect.

Section 9.3 Exchange Rights Agreement. The Company shall have received the Exchange Rights Agreement, duly executed by the Parent, ExchangeCo, CallCo and the Trustee, each of which shall be in full force and effect.

Section 9.4 Support Agreement. The Company shall have received the Support Agreement, duly executed by the Parent, ExchangeCo and CallCo, each of which shall be in full force and effect.

Section 9.5 Representations and Warranties. The representations and warranties set forth in Article III shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

Article X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time before the Effective Time, as follows (with any termination by Parent also being an effective termination by ExchangeCo and CallCo):

(a) by mutual written consent of Parent, the Company and the Shareholders’ Representative on behalf of the Shareholders;

(b) by the Company, upon a material breach of any covenant or agreement set forth in Section 5.1 by Parent, but only if (i) such material breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, the Company has provided Parent with a written notice stating with particularity the purported material breach and such material breach shall not have been cured within three (3) Business Days of receipt by Parent of such notice;

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(c) by Parent, upon a material breach of any covenant or agreement set forth in Section 5.2 by the Company, but only if (i) such material breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, Parent has provided the Company with a written notice stating with particularity the purported material breach and such material breach shall not have been cured within three (3) Business Days of receipt by the Company of such notice; or

(d) by either the Company or Parent if a court of competent jurisdiction or other Governmental Body of competent jurisdiction shall have issued a final, non-appealable order, or injunction that, in each case, has the effect of making the consummation of the Contemplated Transactions illegal.

Section 10.2 Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Subs or the Company, except that the Confidentiality Agreement, this Section 10.2 and Section 11.3 through Section 11.14 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or material breach of this Agreement prior to such termination.

Article XI

MISCELLANEOUS PROVISIONS

Section 11.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent, ExchangeCo, CallCo and the Shareholders contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 8 shall survive the Effective Time.

Section 11.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors (or managers as applicable) of the ExchangeCo, CallCo and Parent and the Shareholder Representative at any time; provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the ExchangeCo, CallCo, Parent and the Company, as the Shareholders’ Representative.

Section 11.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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Section 11.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.8 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

Section 11.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 11.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

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Section 11.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Pacific Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

(i) if to Parent or ExchangeCo:

BioSig Technologies, Inc.

12424 Wilshire Blvd. Suite 745

Los Angeles, CA 90025

Attention: Anthony Amato

Email Address: aamato@biosigtech.com

with a copy (which shall not constitute notice) to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Attention: Gregory Sichenzia

Email Address: gsichenzia@srfc.law

(ii) if to the Company:

Streamex Exchange Corporation

15th Floor, 1111 West Hastings Street,

Vancouver, BC, V6E2J3

Attention: K. Henry McPhie and Morgan Lekstrom

Email Address: henry@streamex.com; morgan@streamex.com

with a copy (which shall not constitute notice) to:

Haynes and Boone LLP

30 Rockefeller Plaza

26th Floor

New York, NY 10112

Attention: Rick A. Werner; Simin Sun; Alla Digilova

Email Address: rick.werner@haynesboone.com; simin.sun@haynesboone.com; alla.digilova@haynesboone.com

Section 11.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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Section 11.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.12 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.4) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.13 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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(h) The inclusion of any information in the Company Disclosure Schedule, Shareholder Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment to any third party, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule, Shareholder Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule, Shareholder Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The Parties agree that each of the Company Disclosure Schedule, Shareholder Disclosure Schedule or Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule, Shareholder Disclosure Schedule or Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) Each of “delivered” or “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Eastern Time) on the date that is two (2) Business Days prior to the date of this Agreement (A) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (B) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the Effective Time and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) delivered by or on behalf of a Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Vancouver, British Columbia, Canada are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 11.14 Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses.

Section 11.15 Stockholders’ Representative.

(a) By execution hereof, each Stockholder irrevocably constitutes and appoints the Company as the their representative (the “Shareholders’ Representative”) hereunder to act as agent and attorney-in-fact for and on such Shareholder’s behalf regarding any matter under this Agreement or otherwise relating to the Contemplated Transactions, including: (i) delivering and receiving notices, including service of process, with respect to any matter under this Agreement; (ii) executing and delivering any and all documents and taking any and all such actions as shall be required or permitted of Shareholders’ Representative pursuant to this Agreement; (iii) providing notice of, demanding, pursuing or enforcing, in its discretion, any claim against any Party or a breach of this Agreement; (iv) taking, in its discretion, any and all actions, and delivering and receiving any and all notices hereunder, in respect of or in connection with any claim for losses; (v) executing and delivering, on behalf of Shareholder, any contract, agreement, amendment or other document or certificate, including any settlement agreement or release of claims, to effectuate any of the foregoing or as may otherwise be specifically permitted by this Agreement, any such contract, agreement, amendment or other document or certificate to have the effect of binding the Shareholder as if each Shareholder, as applicable, had personally entered into such agreement; (vi) taking all such other actions as Shareholders’ Representative shall deem necessary or appropriate, in its discretion, for the accomplishment of the foregoing, including any waivers as set forth in Section 11.3; and (vii) engaging such attorneys, accountants, consultants and other Persons as Shareholders’ Representative, in its discretion, deems necessary or appropriate to accomplish any action required or permitted of it hereunder.

48

(b) Shareholders’ Representative will not be liable for any act taken or omitted to be taken as Shareholders’ Representative, while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. Shareholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to Shareholders’ Representative by any Shareholder, Buyer or any third party or any other evidence deemed by Shareholders’ Representative to be reliable, and Shareholders’ Representative shall be entitled to act on the advice of its selected counsel. Shareholders’ Representative shall be fully justified in failing or refusing to take any action under this Agreement or any related document or agreement if Shareholders’ Representative shall have received such advice or concurrence as it deems appropriate with respect to such inaction, or if Shareholders’ Representative shall not have been expressly indemnified to its satisfaction against any and all liability and expense that Shareholders’ Representative may incur by reason of taking or continuing to take any such action.

(c) The Parties are entitled to deal exclusively with Shareholders’ Representative on all matters relating to this Agreement and the Related Agreements. A decision, act, consent or instruction of Shareholders’ Representative constitutes a decision of the Shareholder. Such decision, act, consent or instruction is final, binding and conclusive upon the Shareholders and all other Party’s may rely upon any decision, act, consent or instruction of Shareholders’ Representative. The appointment and power of attorney made in this Section 11.15 shall to the fullest extent permitted by applicable Laws be deemed an agency coupled with an interest and all authority conferred hereby shall to the fullest extent permitted by Laws be irrevocable and not be subject to termination by operation of applicable Laws, whether by the death or incapacity or liquidation or dissolution of any Shareholder or the occurrence of any other event or events. Any action taken by Shareholders’ Representative on behalf of the Shareholders pursuant to this Agreement shall be as valid as if any such death, incapacity, liquidation, dissolution or other event had not occurred, regardless of whether or not any Shareholder, Shareholders’ Representative, or any related Person any Party shall have received notice of any such death, incapacity, liquidation, dissolution or other event. Notices or communications to or from Shareholders’ Representative will constitute notice to or from the Shareholders.

(Remainder of page intentionally left blank)

49

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BIOSIG TECHNOLOGIES, INC.

By:	/s/ Anthony Amato
Name:	Anthony Amato
Title:	Chief Executive Officer

STREAMEX EXCHANGE CORPORATION

By:	/s/ Karl Henry McPhie
Name:	Karl Henry McPhie
Title:	Chief Executive Officer

By:	/s/ Morgan Lekstrom
Name:	Morgan Lekstrom
Title:	Executive Chairman

1540875 B.C. Ltd.

By:	/s/ Anthony Amato
Name:	Anthony Amato
Title:	Chief Executive Officer

BST SUB ULC

By:	/s/ Anthony Amato
Name:	Anthony Amato
Title:	Chief Executive Officer

1540873 B.C. Ltd.

By:	/s/ Morgan Lekstrom
Name:	Morgan Lekstrom
Title:	Director

[STREAMEX SHAREHOLDER]

By:
Name:
Title:

Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A)

“2019 Incentive Plan” means that 2019 Long-Term Incentive Plan of Parent, as disclosed in Parent SEC Documents.

“2023 Incentive Plan” means that 2023 Long-Term Incentive Plan of Parent, as disclosed in Parent SEC Documents.

“Acquiring Company” or “Acquiring Companies” mean Parent and its direct and indirect Subsidiaries.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving (other than the Parent Financing):

(a)	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 10% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b)	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means the Share Purchase Agreement to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” has the meaning set forth in Section 6.11(a).

Exhibit A

“Antitrust Laws” has the meaning set forth in Section 2.3(d).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Vancouver, British Columbia, Canada, are authorized or obligated by Law to be closed.

“Buy-In” has the meaning set forth in Section 6.8(b).

“CallCo” has the meaning set forth in the Preamble.

“CallCo Board” means the board of directors of CallCo.

“Certifications” has the meaning set forth in Section 3.5(a).

“Charter Amendment Proposal” has the meaning set forth in Section 6.1(a)(iv).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder or any state Law governing health care coverage extension or continuation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 2.5(a).

“Company Board” has the meaning set forth in Section 2.3(b).

“Company Capital Stock” has the meaning set forth in Section 2.2(a).

“Company Common Stock” means the common shares, without par value, in the capital of the Company.

“Company Contract” has the meaning set forth in Section 2.11(b).

“Company Data” means all data and information Processed by or for the Company or any of its Subsidiaries.

“Company Data Partners” has the meaning set forth in Section 2.8(d).

“Company Disclosure Schedule” has the meaning set forth in Article II.

“Company Documents” has the meaning set forth in Section 2.3(a).

“Company Financials” has the meaning set forth in Section 2.5(a).

“Company Lookback Date” has the meaning set forth in Section 2.5(d).

Exhibit A

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; provided, that this clause (e) shall not apply to any representation or warranty (or condition to the consummation of the Contemplated Transactions relating to such representation or warranty) to the extent the representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, or (f) resulting from the taking of any action required to be taken by this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operates.

“Company Permits” has the meaning set forth in Section 2.8(b).

“Company Personal Information” has the meaning set forth in Section 2.8(c).

“Company Privacy Policy” has the meaning set forth in Section 2.8(c).

“Company Security Incident” has the meaning set forth in Section 2.8(d).

“Company Stockholders’ Agreement” means the shareholders’ agreement dated November 26, 2024 among the Company and the Shareholders.

“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company as of March 31, 2025 provided to Parent prior to the date of this Agreement.

“Confidentiality Agreement” means that that certain Non-Disclosure Agreement, dated as of May 5, 2025, between the Parties.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the purchase of the Purchased Shares for the Exchangeable Shares, Parent Voting Agreements, Exchange Rights Agreement, Support Agreement and the other transactions and actions contemplated by this Agreement to be consummated at or prior to the Closing (but not, for the avoidance of doubt, the actions proposed to be taken as the Parent Stockholders’ Meeting following the Closing pursuant to Section 6.1).

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

Exhibit A

“Copyrights” means all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals, modifications, and extensions of registrations, together with all other interests accruing by reason of international copyright.

“D&O Indemnified Parties” has the meaning set forth in Section 6.4(a).

“Data Processing Policy” means each policy, statement, representation, or notice of the Company, Parent or their respective Subsidiaries relating to the Processing of Company Data or Parent Data (as applicable), privacy, data protection, or security.

“DGCL” means the General Corporation Law of the State of Delaware.

“Drug/Device Law” means all applicable legal requirements administered or issued by the FDA or any similar Governmental Body, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 201 et seq.) (the “FDCA”) the Public Health Service Act (42 U.S.C. §§ 262-263) (the “PHSA”), the regulations promulgated thereunder and related guidance documents, and all other legal requirements regarding developing, testing, manufacturing, labeling, storage, transportation, importing, exporting, marketing, distributing or promoting any pharmaceutical drug, biological, medical device, or combination thereof, including current good manufacturing practices, current good laboratory practices, and current good clinical practices.

“Drug/Device Regulatory Agency” has the meaning set forth in Section 3.9(b).

“DTC” has the meaning set forth in Section 6.8(b).

“DWAC” has the meaning set forth in Section 6.8(b).

“Effect” means any effect, change, event, circumstance, or development.

“Employee Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) other plan, program, policy or arrangement providing for stock options, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) all other plans, programs, policies or arrangements providing compensation to employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Exhibit A

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b),(c),(m) or (o) of the Code.

“Exchange Act” has the meaning set forth in Section 2.3(d).

“ExchangeCo” has the meaning set forth in the Preamble.

“ExchangeCo Board” means the board of directors of ExchangeCo.

“Exchangeable Shares” has the meaning set forth in Section 1.3.

“Exchangeable Shares Proposal” shall mean a proposal to remove the restrictions set forth in Section 13.9 of the Exchange Rights Agreement and Section 2.19 of the Exchangeable Share Provisions (as defined in the Exchange Rights Agreement).

“Excluded Contracts” means (i) any non-exclusive Contract concerning “off-the-shelf” or similar computer software that is available on commercially reasonable terms, (ii) standard non-disclosure, confidentiality and material transfer Contracts granting non-exclusive rights to Company Owned IP Rights or Parent Owned IP Rights (as applicable) and entered into in the ordinary course of business, (iii) Contracts that have expired on their own terms or were terminated and for which there are no material outstanding obligations, and (iv) purchase orders and associated terms and conditions for which the underlying goods or services have been delivered or received.

“FDA” has the meaning set forth in Section 3.9(b).

“FDCA” has the meaning set forth above in the definition of Drug/Device Law.

“Federal Health Care Program” means any federal health care program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, TRICARE and any similar or successor programs or plans, or any other federal, state or local Governmental Body program that provides health benefits through insurance, or otherwise, which is funded in whole or in part, directly or indirectly, by any Governmental Body.

“Effective Time” has the meaning set forth in Section 1.2.

Exhibit A

“GAAP” means generally accepted accounting principles effective in the United States or Canada, as applicable.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including NASDAQ).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or byproducts.

“Healthcare Laws” means any and all Laws as now or hereafter in effect in any way relating to healthcare regulatory matters or the provision of healthcare items or services, including but not limited to, Laws relating to fraud and abuse, patient inducements, referrals of patients or prescription of items or services, anti-kickback, self-referral, fee-splitting, commercial bribery, and false claims Laws, including but not limited to the False Claims Act (31 U.S.C. §§ 3729 et seq.), the Stark Law (42 U.S.C. § 13955nn), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Healthcare Fraud Law (18 U.S.C. § 1347), the Travel Act (18 U.S.C. § 1952), and the healthcare fraud criminal provisions under HIPAA; transparency, reporting and disclosure requirements, including but not limited to the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); Laws related to the collection, use, analysis, retention, storage, protection, transfer, disclosure and/or disposal of health information, including but not limited to HIPAA; corporate practice of medicine Laws; Laws governing clinical research and studies; Laws governing the provision of healthcare services to enrollees of third-party payors (including Federal Healthcare Programs); Laws related to the submission of bills, claims or similar requests for payment, coding, coverage, reimbursement, and billing and collections; Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); any analogous foreign, federal, state or local Laws, as each has been or may be amended; and the regulations and guidance promulgated pursuant thereto.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) and its implementing regulations.

“Holder” has the meaning set forth in Section 6.8(b).

Exhibit A

“Indebtedness” means (i) all obligations for borrowed money and advancement of funds; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements (whether or not convertible), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held by a third party in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”); (iv) all obligations arising out of any financial hedging, swap or similar arrangements;(v) all obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded; (vi) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (vii) interest payable with respect to Indebtedness referred to in clause (i) through (vi), and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“Intellectual Property Rights” means and includes all intellectual property or other proprietary rights under the laws of any jurisdiction in the world, including, without limitation: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 6.7.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of NASDAQ or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, notice of alleged violation, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” has the meaning set forth in Section 2.5(d).

“New Incentive Plan” has the meaning set forth in Section 6.15.

Exhibit A

“NASDAQ” means the Nasdaq Capital Market.

“NASDAQ Listing Application” has the meaning set forth in Section 6.6.

“NI 45-102” means National Instrument 45-102 – Resale of Securities.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all notice of articles, articles, bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent” has the meaning set forth in the Preamble.

“Parent 409A Plan” has the meaning set forth in Section 3.12(f).

“Parent Balance Sheet” means the unaudited balance sheet of Parent as of March 31, 2025 (the “Parent Balance Sheet Date”) provided to the Company prior to the date of this Agreement.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the Common Stock, $0.001 par value per share, of Parent.

“Parent Contract” has the meaning set forth in Section 3.16(b).

“Parent Data” means all data and information Processed by or for Parent or any of its Subsidiaries.

“Parent Data Partners” has the meaning set forth in Section 3.9(l).

“Parent Disclosure Schedule” has the meaning set forth in Article III.

“Parent Documents” has the meaning set forth in Section 3.3(a).

“Parent Environmental Permits” has the meaning set forth in Section 3.14(c).

“Parent Employee Plans” has the meaning set forth in Section 3.12(a).

“Parent Financials” has the meaning set forth in Section 3.5(f).

“Parent Insurance Policies” has the meaning set forth in Section 3.17(a).

“Parent Lookback Date” has the meaning set forth in Section 3.5(a).

Exhibit A

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Parent operates, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) the taking of any action required to be taken by this Agreement, (e) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (f) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP); (g) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; provided, that this clause (e) shall not apply to any representation or warranty (or condition to the consummation of the Contemplated Transactions relating to such representation or warranty) to the extent the representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions; or (h) resulting from the taking of any action or the failure to take any action, by Parent that is required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent relative to other similarly situated companies in the industries in which Parent operates.

“Parent Option” has the meaning set forth in Section 3.2(b).

“Parent Outstanding Shares Certificate” has the meaning set forth in Section 6.11(b).

“Parent Owned IP Rights” has the meaning set forth in Section 3.8.

“Parent Permits” has the meaning set forth in Section 3.9(b).

“Parent Personal Information” has the meaning set forth in Section 3.9(k).

“Parent Preferred Stock” has the meaning set forth in Section 3.2(a).

“Parent Privacy Policy” has the meaning set forth in Section 3.9(k).

“Parent Product Candidates” has the meaning set forth in Section 3.9(d).

“Parent Regulatory Permits” has the meaning set forth in Section 3.9(d).

“Parent SEC Documents” has the meaning set forth in Section 3.5(a).

“Parent Securities” has the meaning set forth in Section 6.8(b).

“Parent Security Incident” has the meaning set forth in Section 3.9(l).

“Parent Stock Plans” means collectively the 2019 Incentive Plan and the 2023 Incentive Plan, each as may be amended from time to time.

“Parent Stockholder Matters” has the meaning set forth in Section 6.1(a)(iv).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.1(a)(iv).

“Parent Warrant” has the meaning set forth in Section 3.2(b).

Exhibit A

“Party” or “Parties” means the Company, ExchangeCo, CallCo, Parent and the Company as the Shareholder’s Representative on behalf of the Shareholders.

“Permitted Encumbrance” means: (a) any Encumbrance for current Taxes not yet due and payable or for Taxes that are being contested in good faith and, in each case, for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable, in accordance with GAAP; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies the payment for which is not delinquent.

“Person” means any individual, Entity or Governmental Body.

“PHSA” has the meaning set forth above in the definition of Drug/Device Law.

“Principle Trading Market” means the trading market on which Parent Common Stock is primarily listed on and quoted for trading, which, as of the date of this Agreement and the Closing Date, shall be NASDAQ.

“Process” means, with respect to any data, information, or information technology system, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.

“Proxy Statement” has the meaning set forth in Section 6.2(a).

“Purchased Shares” has the meaning set forth in the Recitals.

“Reference Date” means May 21, 2025.

“Registration Statement Effective Date” has the meaning set forth in Section 6.8(b).

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Parent Stockholder Vote” means the affirmative vote of (A) a majority of the shares present in person or represented by proxy at the Parent Stockholders’ Meeting and entitled to vote on the proposal to approve the proposals described in Section 6.1(a)(i) and Section 6.1(a)(iii) and (B) a majority of the votes cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal in Section 4.1(a)(iii).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

Exhibit A

“SEC” has the meaning set forth in Section 2.3(d).

“SEC Website” has the meaning set forth in Section 3.5(a).

“Securities Act” has the meaning set forth in Section 3.5(a).

“Shareholder” has the meaning set forth in the Preamble.

“Shareholder Disclosure Schedule” has the meaning set forth in Article IV.

“Shareholder Documents” has the meaning set forth in Section 4.2(b).

“Shareholders’ Representative” has the meaning set forth in Section 11.15.

“Subsidiary” An entity shall be deemed to be a ‘subsidiary’ of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Standard Settlement Period” means the standard settlement period for the Principle Trading Market, expressed in a number of trading days, as in effect on the applicable date, which as of the date of this Agreement is “T+2.”

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any (i) federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i), whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Law relating to any Tax.

“Transfer Agent” means Securities Transfer Corporation, the current transfer agent of the Parent, or any successor transfer agent for the Parent.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Trust” has the meaning set forth in the Preamble.

“Trustee” has the meaning set forth in the Preamble.

“Unlegended Share Delivery Date” has the meaning set forth in Section 6.8(b).

“Unrestricted Conditions” has the meaning set forth in Section 6.8(b).

“Voting Agreements” has the meaning set forth in the Recitals.

Exhibit A

EXHIBIT B

FORM OF VOTING AGREEMENT

[See attached.]

Exhibit B

EXHIBIT C

FORM OF EXCHANGE RIGHTS AGREEMENT

[See attached.]

Exhibit C

EXHIBIT D

FORM OF SUPPORT AGREEMENT

[See attached.]

Exhibit D

EXHIBIT E

CERTIFICATE OF DESIGNATION

[See attached.]

Exhibit E

EXHIBIT F

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

[See attached.]

Exhibit F

EXHIBIT G

RIGHT TO PLACE AGREEMENT

[See attached.]

Exhibit G